                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*
     Schon                           Joseph                G.
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   (Last)                            (First)              (Middle)
     240355 County Road "H"
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                                    (Street)
     Scottsbluff                      NE                    69361
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol
     Telemetrix Inc.                 TLXT
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     ###-##-####
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4.   Statement for Month/Year
     May 2002
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [X]  Other (specify below)
          Chief Operating Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                               6.
                                                4.                              5.             Owner-
                                                Securities Acquired (A) or      Amount of      ship
                                   3.           Disposed of (D)                 Securities     Form:     7.
                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                     2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                   Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security    Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)           (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK         05/09/2002                    5,000        (A)   $0.51    44,000           (D)
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COMMON STOCK         05/09/2002                    5,000        (A)   $0.53    49,000           (D)
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     If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)
                                                                          Page 1

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================
                                                                                                              10.
                                                                                                    9.        Owner-
                                                                                                    Number    ship
                                                                                                    of        Form
              2.                                                                                    Deriv-    of
              Conver-                    5.                              7.                         ative     Deriv-   11.
              sion                       Number of                       Title and Amount           Secur-    ative    Nature
              or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
              Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
              cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
              Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.            of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of      Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative    ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security      Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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==============================================================================================================================

Explanation of Responses:

 /s/ Joseph G. Schon                                         June 3, 2002
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date

     Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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